PROMISSORY NOTE

Principal $304,500.00	Loan Date 03-12-2021	Maturity 03-12-2024	Loan No 5000002200	Call/ Coll 1 A50 / 93	Account 00000301059	Officer 1407	Initials

References in the boxes above are for Lender’s use only and do not limit the applicability of this document lo any particular loan or item.

Any item above containing ****** has been omitted due to text length limitations.

Borrower:	KS OBX LLC	Lender:	TowneBank
	2810 N Church St# 28283		Currituck Commercial Lending Center
	Wilmington, DE 19802		2 Juniper Trail
Southern Shores, NC 27949

Principal Amount: $304,500.00	Date of Note: March 12, 2021

PROMISE TO PAY. KS OBX LLC (“Borrower”) promises to pay to TowneBank (“Lender”), or order, in lawful money of the United States of America, the principal amount of Three Hundred Four Thousand Five Hundred & 00/100 Dollars ($304,500.00), together with Interest on the unpaid principal balance from March 12, 2021, until paid in full.

PAYMENT. Borrower will pay this loan in one principal payment of $304,500.00 plus Interest on March 12, 2024. This payment due on March 12, 2024, will be for all principal and all accrued Interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid Interest due as of each payment date, beginning April 12, 2021, with all subsequent Interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, It shall be applied to the unpaid Interest accrued since the last payment); then to principal; then to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; and then to any late charges. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Raia (the “Index”}. The Index is not necessarily the lowest rate charged by Lender on Its loans. Lender will tell Borrower the current Index rale upon Borrower’s request. The interest rale change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Nole will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate equal lo the Index. If Lender determines, In Its sole discretion, that the Index has become unavailable or unreliable, either temporarily, indefinitely, or permanently, during the term of this Note, Lender may amend this Nole by designating a substantially similar substitute index. Lender may also amend and add a positive or negative margin (percentage added to or subtracted from the substitute index value) as part of the rate determination. In making these amendments. Lender may take into consideration any then-prevailing market convention for selecting a substitute index and margin for the specific Index that is unavailable or unreliable. Such an amendment to Iha terms of this Note will become effective and bind Borrower 10 business days after Lender gives written notice to Borrower without any action or consent of the Borrower. NOTICE: Under no circumstances will the Interest rate on this Note be less than 4.000% per annum or more than the maximum rate allowed by applicable law. Notwithstanding the above provisions, the maximum increase or decrease in the interest rate at any one time on this loan will not exceed 0.075 percentage points.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that Is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding to each regularly scheduled payment due date. All Interest payable under this Note is computed using this method. This calculation method results in a higher effective Interest rate than the numeric interest rate stated in this Note.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the dale of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than ii is due. Early payments will not, unless agreed to by Lender in writing. relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept It without losing any of

Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment Instrument that Indicates that the payment constitutes “payment in full” of the amount owed or that Is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: TowneBank, P. 0. Box 2818 Norfolk, VA 23501.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 4.000% of the regularly scheduled payment. This late charge shall be paid to Lender by Borrower to compensate Lender for Lender’s extra costs and expenses caused by the late payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding an additional 3.000 percentage point margin (“Default Rate Margin”). The Oefaull Rale Margin shall also apply lo each succeeding interest rate change that would have applied had there been no default. If judgment is entered in connecllon wilh this Note, interest will continue to accrue after the date of judgment at the rate in effect al the time judgment is entered. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Nole:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or lo perform any other term, obligation. covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sates agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished lo Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue Is made), any member withdraws from Borrower, or any other termination of Borrower’s existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help. repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice or the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent. or revokes or disputes the validity or. or liability under, any guaranty of the indebtedness evidenced by this Nole.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Nole if Borrower does not pay. Borrower will pay Lender that amount. This Includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including reasonable attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of North Carolina without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of North Carolina.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender or $42.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right or setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, lo charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Nole is secured by the following collateral described in the security instrument listed herein: a Deed of Trust Securing Future Advances dated March 12, 2021, to a trustee in favor of Lender on real property located in Dare County, State of North Carolina.

CHANGES TO BENEFICIAL OWNERSHIP. The Borrower, as defined as a legal business entity and subject to the Beneficial Ownership regulation, will promptly notify Lender in writing al Lender’s address, P. 0. Box 2818 Norfolk, VA 23501 (or such other addresses as Lender may designate from time to time) prior to any (a) change in the Borrower’s business name; (b) change in the Borrower’s assumed business names(s); (c) change in the management or in the Manager(s) of the Borrowing entity; (d) change in authorized signer(s); (e) change in the Borrower’s ownership or control interest; (f) change in the Borrower’s principal office address; (g) change in the Borrower’s slate of organization; (h) conversion of the Borrower’s entity type to a new or different type of business entity; or (i) change In any other aspect of the Borrower that directly or Indirectly relates lo any agreements between the Borrower and Lender. No change in the Borrower’s name or stale of organization will take effect until after Lender has received notice.

GUARANTORS. This loan is guaranteed by Joseph Robert and Mark Robert as evidenced by separate guaranty(s) on file with Lender.

SUCCESSOR INTERESTS. The terms of this Nole shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure lo the benefit or Lender and Its successors and assigns.

GENERAL PROVISIONS. If any part of this Nole cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any or its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, lo the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms or this Note, and unless otherwise expressly stated in writing, no party who signs this Nole, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. Ali such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice lo anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER: